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EXHIBIT 10.2

                                  NORDSTROM, INC.
                              PACESETTERS STOCK PLAN*


1. Purpose of the Plan and Eligibility. The purpose of this Pacesetters Stock Plan (the "Plan") is to provide additional incentive in the form of shares of Common Stock (as defined below) of Nordstrom, Inc. (the "Company") to employees, officers or consultants or advisors of the Company or any parent or subsidiary of the Company which now exists or hereafter is organized or acquired by or acquires the Company, and to promote the success of the business. The Plan has been primarily established to provide Common Stock to those employees the Company has deemed "Pacesetters," but any employee, officer or consultant or advisor of the Company or any parent or subsidiary of the Company may receive Common Stock under the Plan.

2. Administration. The Plan shall be administered by the Company officer in charge of Human Resources (the "Administrator").

3. Effective Date and Termination of Plan. The effective date of the Plan is January 1, 1998. The Plan shall terminate when all shares of Common Stock subject to the Plan shall have been granted, or on December 31, 2007, whichever is earlier, or at such earlier time as the Board of Directors may determine.

4. Shares Subject to the Plan. 50,000 shares of the Company's common stock, no par value, or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 6 (the "Common Stock"), may be issued under the Plan.

5. Grant, Terms and Conditions of Common Stock. The Administrator may grant Common Stock with such terms and conditions as may be determined in the sole discretion of the Administrator. Common Stock granted to executive officers of the Company may not be sold, pledged, assigned or transferred in any manner for a period of six months from the date of grant.

6. Adjustment Upon Changes in Capitalization/Change in Control. The number and kind of shares of Company stock that may be granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, split-up or any combination or exchange of shares, however accomplished.

7. Withholding. To the extent required by applicable federal, state, local or foreign law, a participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise pursuant to Common Stock being granted under the Plan.

8. Amendment and Termination. The Board of Directors may amend or terminate the Plan as desired.

* Note: As restated to reflect a two-for-one stock split of the Company's common stock declared on May 19, 1998 in the form of a share dividend, payable on June 30, 1998 to all shareholders of record on June 8, 1998.